UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure; Item 12. Results of Operations and Financial Condition.

Below is a press release issued by Toreador on May 12, 2004, including in part certain financial results for first quarter of 2004. The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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TOREADOR REPORTS FIRST-QUARTER 2004 RESULTS

January U.S. Asset Sale Boosts Earnings Per Share

        DALLAS, TEXAS – (May 12, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) today reports its first-quarter 2004 income applicable to common shares was $21.8 million, or $1.84 per diluted share, compared with income applicable to common shares of $704,000, or $0.07 per diluted share, for the first quarter of 2003. The improvement was primarily due to the sale in January 2004 of the company’s U.S. mineral and royalty portfolio for approximately $45.0 million.

        Toreador’s U.S. asset sale allowed the company to extinguish two senior credit facilities and materially strengthen its balance sheet by reducing senior debt approximately $30.0 million. The company is using the balance of the funds to pay taxes on the sale, to fund its 2004 capital expenditure budget and for working capital. The sale increased stockholders’ equity by approximately $19.0 million.

        The company recorded a pre-tax gain on the sale of approximately $28.7 million ($18.0 million after tax) in the first quarter of 2004. A $4.8 million gain for foreign currency exchange transactions also contributed to improved first-quarter 2004 income applicable to common shares.

        In the first quarter of 2004, Toreador posted an operating loss of $627,000 versus operating income of $828,000 for the year-ago period. First-quarter 2004 revenues were $3.9 million, compared with first-quarter 2003 revenues of $4.4 million.

        The decline in results was primarily due to lower oil and gas production levels. During the last two years, Toreador was required to commit available cash to the repayment of senior debt owed Barclays Bank, Plc, which curtailed well maintenance work and ultimately limited production. By the end of the first quarter of 2004, an extensive workover program was completed in France to rehabilitate the company’s five producing fields.

        During the first quarter of 2004, Toreador incurred higher lease operating costs for its workover program in France, the result of currency valuations and increased prices for oil field goods and services. In addition, numerous workovers were completed on U.S. wells in which the company owns working interests as operators moved quickly to take advantage of higher oil and gas prices.

        “The asset sale is allowing us to move ahead with our balanced program of high-potential international exploration and development projects,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “We are beginning to reap the benefits from the rehabilitation of our 100%-owned fields in France, where a sizable workover program was executed during the first quarter to return wells to production. These wells had not been producing because of capital expenditures that were frozen as a result of the restrictive provisions of our now fully paid and terminated Barclays credit facility.

        “We completed the workovers and returned most of the wells to production by the end of the first quarter. Our team in France did a tremendous job in less than 90 days, and we are just now beginning to see the fruits of their labors,” Graves added.

        The workovers have increased production by approximately 250 barrels of oil per day (BOPD) since the beginning of the year, and companywide production has reached a current interim level of about 1,800 BOPD. Production should continue to grow as the remainder of Toreador’s reworked French wells and its U.S. working-interest wells are brought on line. The Cendere-20 development well in Turkey, which currently is being drilled, should also boost production upon successful completion.

        In the first quarter of 2004, Toreador’s oil and gas production was 145,000 barrels of oil equivalent (BOE), down 42% from 252,000 BOE in the year-ago quarter. The decrease was primarily due to the U.S. asset sale in January 2004, as well as the temporary loss of production in France prior to the completion of the company’s workover program.

        Toreador’s average realized oil price in the first quarter of 2004 was $29.18 per barrel, compared with $29.13 per barrel in the year-ago quarter. The average realized gas price in the first quarter of 2004 was $5.83 per thousand cubic feet (Mcf) versus $5.77 per Mcf in the first quarter of 2003.

        Toreador has additional 2004 activities scheduled in France that include the drilling of three sidetrack wells and up to three deviated wells in its Neocomian fields, as well as the Charmottes-109D horizontal well in its Charmottes Field. The company anticipates that the Charmottes-109D well will be spudded in early June. Toreador believes the production from these 100%-owned wells, if they are successfully drilled and completed, will help replace the 675 barrels of production-per-day lost as a result of the sale of its domestic mineral and royalty portfolio.

EARNINGS GUIDANCE

        In an effort to provide investors with more meaningful guidance regarding future financial results, Toreador’s management has established the following policy: Forecasts of periodic quarterly or full-year results will be provided, affirmed, updated or rescinded when the company believes it is prudent and feasible to do so.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

TOREADOR RESOURCES CORPORATION
(in thousands, except per share amounts)

	Three Months Ended March 31*
SELECTED FINANCIAL RESULTS	2004	2003
Revenues:
Oil and natural gas sales	$ 4,258	$ 5,390
Loss on commodity derivatives	(410)	(996)
Other revenues	14	14

Total revenues	3,862	4,408

Costs and expenses:
Lease operating	1,924	1,600
Exploration and acquisition	228	152
Depreciation, depletion and amortization	816	970
Impairment of oil and gas properties	--	--
Reduction in force	118	--
General and administrative	1,403	858

Total costs and expenses	4,489	3,580

Operating income (loss)	(627)	828
Other expense	3,971	(164)
Provision for (benefit from) income taxes	(400)	303

Income from continuing operations	3,744	361
Income from discontinued operations, net of tax	18,242	454

Net income	21,986	815
Dividends on preferred shares	180	111

Income applicable to common shares	$ 21,806	$ 704

Basic earnings per share	$ 2.31	$ 0.08

Diluted earnings per share	$ 1.84	$ 0.07

Weighted average shares outstanding:
Basic	9,435	9,338
Diluted	11,966	10,917

SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	122	172
Natural gas production (MMcf)	140	477
Equivalent production (MBOE)	145	252

Prices
Average oil price per Bbl	$ 29.18	$ 29.13
Average natural gas price per Mcf	5.83	5.77
Average equivalent price per BOE	30.11	30.86

	March 31
	2004	2003
SELECTED BALANCE SHEET INFORMATION
Net cash provided (used) by operating activities	$ (1,774)	$ 281
Properties and equipment, net	62,671	72,871
Total assets	84,572	88,480
Long-term liabilities	13,962	42,765
Stockholders' equity	54,678	31,814

*GAAP standards require that Toreador's sale of its U.S. mineral and royalty portfolio in January 2004 be shown as discontinued operations. For comparative purposes, first-quarter revenues and expenses are included in income from continuing operations and income from discontinued operations, net of tax. The components of income from discontinued operations, net of tax for 2004 and 2003,respectively, are: revenues-$10 and $1,954; lease operating expense-$0 and $155; DD&A-$0 and $357; general and administrative-$18 and $638; interest-$305 and $175; gain on sale of properties-$28,772 and $0; and income tax provision-$10,217 and $175.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 13, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO